Exhibit 15

April 29, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated April 29, 2010 on our review of interim financial information of Nabors Industries Ltd. and its subsidiaries (the “Company”) for the three month period ended March 31, 2010 and 2009 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2010 is incorporated by reference in its Registration Statements on Form S-8 (Registration Numbers 333-87069-99, 333-11313-99, 333-121908, and 333-155291) and on Form S-3 (Registration Number 333-159601) of Nabors Industries Ltd. and on Form S-3 (Registration Number 333-136797-01) of Nabors Industries Ltd. and Nabors Industries, Inc.

Very truly yours,

/s/  PricewaterhouseCoopers LLP